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                                                                    EXHIBIT 99.1

AMKOR COMPLETES ACQUISITION OF THREE SEMICONDUCTOR ASSEMBLY FACTORIES

WEST CHESTER, Pa.--May 2, 2000--Amkor Technology (Nasdaq: AMKR) has completed the acquisition of three semiconductor assembly and test factories (known as K1, K2 and K3) from Anam Semiconductor, Inc. ("ASI"). In addition, Amkor will be increasing its investment in ASI, whose principal operating asset is a world-class semiconductor wafer foundry located in Buchon, Korea. The entire transaction, (i.e. the asset purchase plus the equity investment in ASI) is valued at approximately $1.4 billion, and is being funded with a combination of $410 million in private equity capital; $259 million in convertible subordinated notes; and $750 million in bank debt. James Kim, Amkor's Chairman and Chief Executive Officer, noted that "We are delighted to finally complete this landmark transaction. K1, K2 and K3 are among world's finest semiconductor assembly factories. They operate with a broad range of semiconductor package technology and serve what we believe is the industry's largest base of established, fully qualified customers. This transaction solidifies Amkor's position as the world's largest independent provider of semiconductor packaging and test services by assuming direct ownership of all our packaging and test operating assets and enhancing the operating profitability of our core business. In addition, our investment in a restructured ASI provides Amkor with a significant stake in what we believe is a very valuable asset - the ASI wafer foundry." Amkor now owns and operates seven semiconductor packaging and test facilities consisting of more than 3.5 million square feet of existing manufacturing and support space, with an additional 1 million square feet of manufacturing space available for expansion. In 1999, these seven factories packaged approximately 4.1 billion semiconductor ICs, representing approximately 6% of the world's consumption of semiconductor chips. John Boruch, Amkor's president, said, "We expect a very smooth transition, as these factories are already substantially integrated into Amkor's operating systems. Owning these factories should allow us to achieve greater flexibility in managing our manufacturing operations and product development efforts."

About K1, K2 & K3

K1 - Seoul, Korea          646,000 ft2                - 3,300 employees

K2 - Buchon, Korea         264,000 ft2                - 1,800 employees

K3 - Bupyung, Korea        404,000 ft2                - 1,500 employees

Located in and around Seoul, Korea, K1, K2 and K3 are established, world-class semiconductor packaging and test facilities with approximately 1.3 million square feet of total manufacturing space. Virtually the entire output of these factories has historically been dedicated to Amkor through a long-term Supply Agreement with ASI. During 1999 the three factories assembled more than 1.2 billion individual semiconductor ICs, representing a comprehensive range of both traditional and advanced package products. For the twelve months ended December 31, 1999, K1, K2 & K3 contributed approximately $793 million of Amkor's $1.6 billion in packaging and test revenue. During this period, Amkor recognized a contractual gross margin of approximately 11.5% on the revenue derived from these 3 factories. During the same period, these three factories operated with gross margins similar to the gross margins achieved by Amkor's established factories in the Philippines. "Now that this acquisition is completed, we will achieve higher operating margins on our overall packaging and test business, since the revenue derived from K1, K2 & K3 will no longer be subject to a contractual gross margin," said Ken Joyce, Amkor's chief financial officer. "In addition, we will generate significantly more EBITDA, which will facilitate the repayment of debt incurred in this transaction."

About ASI's Semiconductor Wafer Foundry

Established in 1998, the ASI fab is a 480,000 ft2 world-class wafer fabrication foundry located in Buchon, Korea. The fab, which was developed with technology transferred from Texas Instruments Corporation, is currently producing 8-inch semiconductor wafers using a range of sub-micron process technologies at the
0.35 micron, 0.25 micron, and 0.18 micron process levels. The foundry is producing semiconductor chips for the rapidly growing cellular phone market, as well as other wireless and mobile applications that require a combination of low power and high performance. In addition to supplying digital signal processors for Texas Instruments, the foundry is producing a broad range of semiconductors for such customers as Alcatel Microelectronics, Atmel Corporation, Ericsson, NEC Corporation and Toshiba Corporation. The foundry is expanding its semiconductor manufacturing capacity to approximately 30,000 wafer starts per month from the current capacity of approximately 23,000 wafer starts per month. Production levels are expected to reach 25,000 wafers per month sometime in the second or


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third quarter of 2000, with higher output expected in the third or fourth quarter of 2000. The additional wafer production will be focused on logic devices at the 0.25 micron through 0.18 micron process levels.

Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep submicron wafer fabrication; wafer probe, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

This news release may contain forward-looking statements - such as (1) our belief that the acquisition of K1, K2, and K3 will allow Amkor to achieve greater flexibility in managing our manufacturing operations and product development efforts; (2) our expectations that, after the acquisition, we will achieve higher operating margins and will generate significantly more EBITDA, which will facilitate the repayment of debt incurred in this transaction; and
(3) our expectations that the ASI wafer fab will achieve production levels of 25,000 wafers per month sometime in the second or third quarter of 2000, with higher production levels expected in the third or fourth quarter of 2000; - that involve risks and uncertainties that could cause actual results to differ from anticipated results. Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for the fiscal year ended December 31, 1999.

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Contact: Amkor Technology
Jeffrey Luth, VP Investor Relations
610/431-9600 ext. 5613
jluth@amkor.com

or

Ken Jensen, Director, Marketing Communications
480/821-2408 ext. 5130
kjens@amkor.com